Exhibit 1.2

This text is a free translation from the French language and is supplied solely for information purposes. Only the original version in the French language has legal force.

SANOFI BOARD CHARTER
Approved by the Board of Directors on December 13, 2023
This text is a free translation from the French language and is supplied solely for information purposes. Only the original version in the French language has legal force.

LIST OF CONTENTS

The Board Charter (the “Charter”) describes the rights and obligations of Board members; the composition, role and operating procedures of the Board of Directors and Board Committees; and the roles and powers of the Chairman and the Chief Executive Officer. It is prepared in accordance with the French Commercial Code and the Company’s Articles of Association.
The Charter shall be binding on all members of the Board of Directors. All members of the Board shall on assuming office be deemed to adhere to the Charter and shall comply with it in full.
The Board of Directors refers to the corporate governance principles contained in the Code de gouvernement d’entreprise des sociétés cotées (Corporate Governance Code of Listed Companies) applicable as of the date of the presents (the “AFEP-MEDEF Code”).
I – Composition of the Board of Directors and term of office
The Board of Directors shall seek to establish an appropriate balance among its members and among members of its Committees, in particular in terms of diversity (representation of men and women, nationalities, ages and competencies), while taking the necessary measures to provide shareholders the market and stakeholders with assurance that it is fulfilling its remit with the requisite independence and objectivity. The Board shall disclose publicly in the Annual Report a description of its policy in this area, covering the objectives, procedures and outcomes of that policy.

A.    Independent Directors
At least half of the members of the Board of Directors shall be independent Directors.
A Director shall be independent when they have no relationship of any kind with the Company, its subsidiaries or its senior management that may color their judgment. Accordingly, an independent Director shall be understood to be any non-executive Director of the Company or of a subsidiary who has no particular bonds of interest (significant shareholder, employee, other) with either the Company or its subsidiaries.
It shall be the responsibility of the Board of Directors, acting on proposals from the Appointments, Governance and CSR Committee, to assess the independence of each of its members with reference to the recommendations and guidelines of the AFEP-MEDEF code.
The independence of Directors shall be discussed by the Appointments, Governance and CSR Committee and determined by the Board whenever a Director is appointed, and annually for all Directors. The shareholders shall be informed of such assessments.

B.    Directors representing employees
The Board of Directors shall include two Directors representing employees, designated in accordance with the arrangements specified in the Articles of Association.
Subject to any legal provisions specific to them, the Directors representing employees shall have the same rights and be subject to the same obligations as the other members of the Board, in particular as regards confidentiality, and shall bear the same responsibility.
Directors representing employees shall not count towards the proportion of independent or female members of the Board of Directors.

C.    Outside speakers
If the agenda so dictates, the Chairman of the Board of Directors may, especially if a Director so requests, invite any person (whether or not an employee of the Company) that he or she sees fit to make a presentation or provide clarification as part of preparatory discussions for Board deliberations.

D.    Term of office and reappointment by rotation
The term of office of Directors shall be four years.
Directors shall be required to seek reappointment by rotation, such that members of the Board are required to seek reappointment on a regular basis in the most equal proportions possible. Exceptionally, a Shareholders’ Ordinary General Meeting may appoint a Director to serve for a term of one, two or three years in order to ensure adequate rotation of Board members.

II – Ethical duties of Sanofi Directors
A.    Information provided to new Directors
When Directors assume office, the Secretary to the Board shall provide them with an information pack, to include the Articles of Association and the Charter. Directors shall ensure that they are aware of and comply with the obligations placed upon them by the relevant laws and regulations, the Articles of Association, the Charter, and such other internal rules and procedures of the Company as apply to them.

B.    Training of Directors
Directors may, at the time of their appointment and throughout their term of office, request such training as they regard as necessary to discharge their duties as Directors, and in particular training about the specific characteristics of the Company; its business lines; the sector in which it operates; and its social and environmental responsibilities. Such training shall be organized and offered by the Company at its expense.

C.    Holding of shares in the Company
In addition to their obligations under the Articles of Association, each Director must be a shareholder in their own right and must within no more than two years from their appointment hold at least 1,000 Sanofi shares in their own name, which must be retained until they cease to hold office. Any Director who does not hold such shares on assuming office shall use their attendance fees to finance the acquisition thereof.
Directors shall be required to convert into registered form any financial instruments of the Company they hold when they assume office and any that they acquire during their term of office.
In accordance with legislation, that obligation of holding shares shall not apply to Directors representing employees.

D.    Corporate interests
The Board of Directors is a collegiate body acting in Sanofi’s corporate interests and representing the shareholders collectively. Directors shall discharge collectively, jointly and severally the responsibilities and obligations incumbent by law on the Board of Directors.

E.    Preparation for meetings – Attendance
In preparing for meetings of the Board and Committees on which they sit, Directors shall devote the time and attention necessary to examining the supporting documentation sent to them.
Directors representing employees shall be allowed sufficient time to properly discharge their duties as Directors.
Unless they inform the Chairman in advance of their absence, Directors shall participate in all meetings of the Board and of the Committees on which they sit, as well as in Shareholders’ General Meetings.

F.    Confidentiality
Files for Board meetings, and information received prior to or during Board meetings, shall be treated as confidential by Directors, who shall be bound by this strict duty of confidentiality vis-à-vis not only persons external to the Company but also persons within the Company who do not need to know such information by reason of their duties.
If a third party who is not a Director is invited to a Board meeting or to a preparatory session of such a meeting, the Chairman shall remind them of their duty of confidentiality in relation to information provided before or during such meeting.
As regards information not in the public domain obtained in the course of their duties, Directors shall regard themselves as bound by an obligation of professional secrecy that goes beyond the mere duty of discretion contained in the relevant laws and regulations.
Only the Chairman and the Chief Executive Officer of the Company shall be entitled to provide third parties and the public with information on the Company’s policy, strategies, activities and performance.

In the event of a proven breach of the duty of confidentiality by a Director or any person attending a Board meeting, the Chairman of the Board, after consulting the Legal Department, shall inform the Board of Directors of the action he or she intends to take in respect of such breach, including any legal proceedings.

G.    Holding of multiple offices
An executive Officer shall not hold more than two other directorships in listed companies outside the Company and its subsidiaries, including foreign companies. He or she must also seek the opinion of the Board of Directors before accepting a new office in a listed company.
A Director shall not hold directorships in more than four listed companies outside the Company and its subsidiaries, including foreign companies. This recommendation shall apply on their initial appointment as Director or on their next reappointment.
Directors shall keep the Board informed of offices held in other French or foreign companies, including membership of those companies’ board committees.

H.    Prevention of conflicts of interest
A Director may not use their title or office as Director to obtain for themselves or for a third party any pecuniary or non-pecuniary benefit.
Directors undertake to inform the Board of Directors of any actual or potential conflict of interest between their duties to the Company and their private interests and/or other duties. They shall also abstain from voting and participating in debate on any such matter.
A Director who is involved in a transaction in which Sanofi has a direct interest or of which they became aware in their capacity as Director shall inform the Board thereof prior to entering into such transaction.
No Director, and no permanent representative of a Director that is a corporate entity, may be involved in a personal capacity in any business or activity in competition with those of Sanofi without having previously informed the Board of Directors and obtained its consent.
During their entire term of office, Directors (or permanent representatives of a Director that is a corporate entity) undertake not to seek and/or accept a directorship in any business or activity in competition with those of Sanofi and/or in businesses in which Sanofi holds a significant equity interest or more generally in businesses with which Sanofi is in significant collaboration without previously seeking the opinion of the Chairman of the Board of Directors. If the Chairman regards the holding of such a directorship as contrary to the corporate interests of the Company or as liable to create a conflict of interest, he or she may require the Director to resign from or refuse to accept said directorship.
At the end of their term of office, Directors (or permanent representatives of a Director that is corporate entity) shall allow a reasonable period of time to elapse before seeking and/or accepting a directorship in businesses carrying on activities in competition with those of Sanofi and/or in businesses in which Sanofi holds an equity interest.
In any event, Directors shall fulfill their commitment to confidentiality and loyalty vis-à-vis the Company.
Directors undertake to tender their resignation to the Board of Directors in the event that their other activities and directorships change significantly.
Directors who believe they are no longer capable of fulfilling their duties within the Board or a Committee of which they are a member shall resign.
Directors who abstain from voting on a Board motion due to a conflict of interest shall not count towards quorum.

I.    Privileged information
In connection with their duties, Directors receive much confidential information, some of which may be privileged information on the Company within the meaning of securities law.
Directors who are in possession of privileged information must, for as long as that information is not in the public domain, refrain from directly or indirectly entering into (or recommending others to enter into or refrain from) any transaction involving the financial instruments of the Company (shares, ADRs, CVRs, bonds, futures, etc.) and from disclosing such information to third parties.

Directors shall also refrain from trading in financial instruments of the Company during closed periods determined and communicated to them by the Company.
Directors shall refrain from entering into speculative or hedging transactions, in particular derivatives transactions and short selling.
Directors and persons closely associated with Directors shall, on the terms specified in the relevant regulations, notify transactions in financial instruments of the Company to the Company itself and to the Autorité des marchés financiers, which discloses such transactions to the public.
Directors shall send written notification informing persons closely associated with them of their obligations to declare transactions, and shall retain a copy of that notification.

III – Remit and powers of the Board of Directors
The Board shall deliberate on issues that are within its competence by law or under the Articles of Association.
The Board of Directors shall lay down the orientations of the Company’s activities and ensure that they are implemented, paying due consideration to social and environmental issues. Subject to those powers expressly attributed to Shareholders’ General Meetings and within the limits set by the corporate purpose, the Board of Directors shall address any issue of relevance to the proper conduct of the Company’s affairs and shall, through its deliberations, settle matters concerning the Company. It shall in all circumstances act in the corporate interests of the Company, seeking to promote long-term value creation in all aspects of the Company’s operations.
The Board of Directors shall carry out such inspections and verifications as it deems fit. It shall conduct an annual review of the key points in the Management Report and other reports submitted to the shareholders, and of the resolutions submitted to the Shareholders’ General Meeting.
As part of its remit, the Board shall have inter alia the following powers:
•    to be kept informed of any important event affecting the affairs of the Company, and more generally of trends in the markets, in the competitive environment, and in the main challenges faced by the Company, including its social and environmental responsibilities;
•    to determine the strategic orientations of the Company and the Group, based on advice from the Strategy Committee;
•    to appoint corporate officers responsible for managing the business and decide on the governance rules for corporate officers (separation or combination of the offices of Chairman and Chief Executive Officer);
•    to establish an Audit Committee on the terms specified by law, and assess the appropriateness of establishing other specialist Committees on a permanent or temporary basis; to determine the composition of such Committees with regard to the issues they will examine, and ensure they function properly;
•    to examine on a regular basis, consistently with the strategy determined by the Board and in liaison with the Audit Committee, the opportunities and risks (in particular of a financial, legal, operational, social or environmental nature) to which the Company and its subsidiaries are exposed, and the measures taken in response;
•    to ensure that the necessary systems are in place to prevent and detect corruption and influence trafficking, and obtain all necessary information to that effect;
•    to set the compensation payable to the Company Officers, acting on proposals from the Compensation Committee. The Board shall give reasons for decisions taken on such matters;
•    to determine, upon the Chief Executive Officer's proposal and, in conjunction with the Compensation Committee and the Appointments, Governance and CSR Committee, targets in terms of gender balance within the executive bodies and ensure that the Chief Executive Officer implements global non-discrimination and diversity policy within the Company;
•    to exercise control over management and oversee the quality of information provided to shareholders and to the markets, in particular via the financial statements or on the occasion of major corporate actions;
•    to establish the Company’s financial communication policy;
•    to be kept regularly informed by the Audit Committee of the financial position, cash position and commitments of the Company;
•    to call and prepare the agenda for Shareholders’ General Meetings.
In addition, without prejudice to those transactions for which Board approval is legally required (regulated agreements, divestments of equity interests or real estate, etc.), the following shall specifically require the prior consent of the Board:

•    any significant transaction outside the scope of the Company’s declared strategy (see also the limitations on the powers of the Chief Executive Officer mentioned below);
•    commitments in respect of investments, acquisitions and divestments that exceed the limitations on the powers of the Chief Executive Officer;
•    authorizations given to the Chief Executive Officer to grant guarantees in the name of the Company, including to the tax and customs authorities.

IV – Operating procedures of the Board of Directors
A.    Secretary to the Board
The Board, acting on a proposal from the Chairman, shall appoint a Secretary. All members of the Board may consult the Secretary and make use of his/her services. The Secretary shall ensure that the Board’s operating procedures are complied with and shall establish minutes of its meetings, which shall include a summary of the discussions and the motions submitted for its approval. The minutes shall mention questions put and reservations expressed by those attending.
The Secretary’s responsibilities shall include sending working papers to the Directors and dealing with any request from them for information about their rights and responsibilities, the operating procedures of the Board or the Company’s affairs.

B.    Meetings
The Board of Directors shall meet at least four times a year, and whenever the interests of the Company require. Meetings may be called by any means, including orally, by the Chairman or by the Secretary to the Board at the Chairman’s request.
Meetings shall take place at the registered office or at any other place indicated in the notice of the meeting.
The Chairman shall chair Board meetings and organize the work done at meetings. If the Chairman is unable to chair a meeting, he or she shall be replaced by the Chief Executive Officer (provided the two offices are separated and that the Chief Executive Officer is also a Director), or otherwise by another Director chosen by the Board at the start of the meeting.
The Board of Directors shall organize at least two meetings a year without the executive Officers being present. Such meetings may also be held without Directors representing employees or any other Group employee being present. These meetings shall inter alia evaluate the performance and determine the compensation of the Chief Executive Officer.
The agenda for meetings shall be established by the Chairman. Directors may request the Chairman to add to the agenda an item that they wish to be discussed at the meeting, provided such request is made in reasonable time.
The Chairman shall ensure that the Company provides all relevant information and documents to the Directors on a timely basis in advance of each meeting.
Directors may choose to be represented by another Director at meetings of the Board of Directors. Each Director may represent no more than one other Director at any Board meeting.
Directors who participate in a Board meeting by video-conference and/or tele-conference links that enable them to be identified and effectively participate in the meeting and that comply with the technical specifications stipulated in the regulations applicable as of the date of the meeting shall be deemed present for the purposes of determining quorum and majority at such meetings. By law, when the Board deliberates on the individual and consolidated financial statements of the Company and on the management report, a Director shall not be considered as present to calculate quorum and majority if he or she participates by video-conference and/or tele-conference.
If the Chairman of the Board becomes aware of a malfunction in the video-conference or tele- conference system, the Board of Directors may validly deliberate and/or continue with only those Directors attending in person, provided that the quorum requirements are met. The occurrence of any technical problem affecting the course of the meeting shall be recorded in the minutes, including the interruption and restoration of the remote attendance links.
The Board of Directors may at the Company’s expense have recourse to external experts and commission external technical research on issues within its sphere of competence, on condition that a report is provided to the Board itself thereon. The Board must obtain assurance as to the objectivity of any external experts retained.

C.    Written Consultations
Pursuant to Article 13 of the Articles of Association, the Board of Directors may make certain decisions by means of written consultation of the Directors.
In such cases, the Chairman of the Board of Directors shall convene the directors by e-mail, indicating the appropriate deadline for responding, which shall depend on the purpose of the consultation. The statutory auditors are convened and receive the documents in the same way as for physical meetings.
The Secretary sends the documents relating to the consultation and enabling the Directors to form an opinion on the subject presented, in particular the grounds for the proposed decision and the draft resolution(s).
Directors respond to the e-mail sent to them, indicating the meaning of their vote.
Directors who have not replied by the end of the specified period shall be deemed not to be part of the quorum for taking the decisions contained in the consultation, unless the said period is extended by the Chairman. Decisions are taken by a simple majority of the Directors constituting the quorum.
The Secretary consolidates the votes of the Directors on each draft resolution and informs the Board of the result of the vote.
Directors may ask any question necessary for their consideration or address any comment to the Chairman. The decisions thus taken and the exchanges are recorded in minutes drawn up by the Secretary. These minutes are kept under the same conditions as the other decisions of the Board of Directors.

D.    Evaluation of the Board and its Committees
The Board of Directors shall evaluate its ability to meet the expectations of the Shareholders who have mandated the Board to administer the Company, by performing periodic reviews of the Board’s composition, organization and operating procedures, to include by extension a review of the Board Committees.
The Board shall consider what is an appropriate balance for its composition, and periodically reassess whether the way in which the Board is organized and operates is appropriate to fulfill its remit.
The evaluation shall have three principal objectives:
• assess the way in which the Board operates;
• check that the important issues are properly prepared and discussed;
• assess the contribution of each director in the Board’s activities.
The arrangements for the Board evaluation are as follows:
• the Board discusses its own operating procedures once a year;
• at least once every three years there is a formal evaluation, which may be conducted with assistance from an external consultant under the direction of the Appointments, Governance and CSR Committee;
• shareholders are informed each year in the annual report about the evaluation, and any follow-up action.
E.    Provision of information to Directors
Other than in exceptional circumstances, Directors shall within a reasonable period in advance of each Board meeting receive the agenda for that meeting and necessary information for their consideration.
They shall also be provided with information at any time between Board meetings if necessary.

Directors shall in addition keep themselves informed at all times of developments affecting the Company and the market. To that end, a Director must request on a timely basis such information as they regard as essential for making a useful contribution on the issues included on the agenda from the Chairman or the Secretary to the Board.
Directors must be able to meet the Company’s principal executives, and may do so without the executive Officers being present provided that the executive officers are given prior notice.
F.    Attendance fees
Acting on a proposal from the Compensation Committee, the Board shall allocate the annual attendance fee budget authorized by the Shareholders’ General Meeting.
Members of the Board shall be entitled to a fixed fee to compensate their role as Director and any role as member or Chairman of one or more Committees, and to a preponderant variable fee reflecting effective attendance at meetings of the Board and of any Committees to which they belong.
The Board may also allocate additional attendance fees to Directors living outside France to reflect the necessity of their traveling to attend meetings.
Directors who simultaneously hold office as Chairman of the Board, Chief Executive Officer or Deputy Chief Executive Officer shall not receive attendance fees.
A Director participating in a meeting of the Board or of a Committee by tele-conference or video-conference shall receive the equivalent of the attendance fee paid to a Director residing in France who attends in person. Committee Chairs retain their usual compensation for committees they chair.

As an exception, in certain cases two meetings held on the same day shall give entitlement to a single attendance fee:
•    if on the day of the Shareholders’ General Meeting, the Board of Directors meets both before and after that meeting, only one attendance fee shall be paid for the two meetings;
•    if on the same day a Director participates in one meeting of the Compensation Committee and one meeting of the Appointments, Governance and CSR Committee, only the higher of the two fees shall be paid to cover both meetings.
Directors representing employees shall receive attendance fees in accordance with the rules described above.
Directors shall also be entitled to be reimbursed for travel expenses they incur in the exercise of their duties on presentation of supporting documentation.

V – Roles and powers of the Chairman and the Chief Executive Officer
A.    Chairman of the Board of Directors
The Chairman shall organize and direct the work of the Board of Directors, on which he or she shall report to the Shareholders’ General Meeting. The Chairman shall also be responsible for ensuring the proper functioning of the corporate decision-making bodies in compliance with good governance principles. The Chairman shall coordinate the work of the Board of Directors with that of its Committees.
He or she shall ensure that Directors have access on a timely basis to information required for the performance of their duties, in a clear and appropriate form.
The Chairman shall, in coordination with the Chief Executive Officer, liaise between the Board of Directors and the Shareholders. The Chairman of the Board of Directors shall have sole authority to speak in the name of the Board. The role of the Chairman of the Board of Directors shall include:
•    explaining previously-disclosed positions taken by the Board within its areas of competence;
•    ensuring that shareholders receive the information they expect about the Company.
The Chairman shall report to the Board on the fulfilment of his or her remit in the event that the offices of Chairman and Chief Executive Officer are separated, and shall develop and maintain a proper relationship of trust between the Board and the Chief Executive Officer, so as to ensure that the latter consistently and continuously implements the orientations determined by the Board.

The Chairman shall be kept regularly informed by the Chief Executive Officer of significant events and situations affecting the affairs of the Company, especially in the areas of strategy, organization, financial reporting, major investment and divestment proposals, and major corporate actions. The Chairman may request from the Chief Executive Officer any information useful to the Board of Directors.
In close collaboration with the Chief Executive Officer, the Chairman may represent the Company in high-level dealings with governmental bodies and with key partners of the Company and/or of its subsidiaries, both nationally and internationally.
As required by law and by the Charter, the Chairman shall seek to prevent any conflict of interest and manage any situation that might give rise to a conflict of interest. He or she shall also give rulings, in the name of the Board, on requests to take up external directorships of which he or she may become aware or that may be submitted to him or her by a Director.
The Chairman shall strive to promote in all circumstances the values and the image of the Company.
He or she may interview the statutory auditors in preparation for the work of the Board of Directors and the Audit Committee.
In fulfilling his remit, the Chairman may meet with any individual, including senior executives of the Company, while avoiding any involvement in directing the Company or managing its operations, which are exclusively the responsibility of the Chief Executive Officer.

B.    Chief Executive Officer
The Chief Executive Officer shall assume responsibility for the general management of the Company. He or she shall chair the Executive Committee. He or she shall have sole responsibility for directing the Company and managing its operations.
He or she shall have the broadest powers to act in the name of the Company in all circumstances, subject to powers attributed by law to the Board of Directors or to the Shareholders’ General Meeting and subject to the limitations on powers described below.
Prior approval from the Board of Directors shall be required for transactions or decisions resulting in an investment or divestment, or an expenditure or guarantee commitment, made by the Company and its subsidiaries, in excess of:
•    a cap of €500 million (per transaction) for transactions, decisions or commitments pertaining to a previously approved strategy; and
•    a cap of €150 million (per transaction) for transactions, decisions or commitments not pertaining to a previously approved strategy.
When such transactions, decisions or commitments give rise to installment payments to the contracting third party (or parties) that are contingent upon future results or objectives, such as the registration of one or more products, attainment of the caps shall be calculated by aggregating the various payments due from signature of the contract until (and including) filing of the first application for marketing authorization in the United States or in Europe.
Attainment of the above caps shall also be assessed after taking into account all commitments to make payments on exercise of a firm or conditional option with immediate or deferred effect, and all guarantees or collateral to be provided to third parties over the duration of such commitments.
The prior approval procedure shall not apply to transactions and decisions that result in the signature of agreements that solely involve subsidiaries and the Company itself.
At each Board meeting, the Chief Executive Officer shall present a report on significant events affecting the Company’s affairs

VI – Committees
To fulfill its remit in a spirit of good governance and in accordance with legal requirements, the Board of Directors has established five permanent Committees, the members of which shall be chosen by the Board from among its own members:
•    the Audit Committee;
•    the Compensation Committee;
•    the Appointments, Governance and CSR Committee;
•    the Strategy Committee; and
•    the Scientific Committee.

In accordance with the law, the existence of those five Committees shall not preclude any other Committees that the Board may decide to establish on a temporary or ad hoc basis.

A.    Provisions common to all Committees
General remit of the Committees
The remit of the Committees shall be to conduct analysis and in-depth thinking ahead of Board discussions, and to help prepare decisions to be taken by the Board. The Committees shall have no decision-making powers and the opinions, proposals and recommendations submitted by the Committees to the Board shall in no way be binding on the Board.
The operating procedures of each Committee shall be set by the Charter, in line with the principle of collegiality that governs the Board of Directors. The specialist Committees shall therefore carry on their activities under the responsibility of the Board of Directors and within the limits of the Board’s powers. They shall report regularly to the Board on their remit. The annual report shall include a description of the work of the Committees during the past financial year.
Committee members shall be subject to the same civil and criminal liability as the other Directors.
Any member of a Committee may inform the Chairman of the Board at any time of any aspect of that Committee’s remit of which he or she feels the Board should be made aware.
Resources provided to the Committees
The Company shall provide members of the Committees with all relevant information and documents.
The Committees may at the Company’s expense have recourse to external experts and commission external technical research on issues within their sphere of competence, on condition that (i) the Committee has previously informed the Chairman of the Board or the Board of Directors and (ii) a report is provided to the Board thereon. The Committees must obtain assurance as to the objectivity of any external experts retained.
Any person invited to attend Committee meetings shall be bound by an obligation of non-disclosure with respect to any information not in the public domain, and by a general obligation of discretion in respect of all matters relating to the Committee and the Company.
Appointment of Committee members
The Board of Directors shall appoint the members and Chairman of the Appointments, Governance and CSR Committee. It shall then, acting upon proposals from that Committee, appoint the members and Chairman of each Committee established by the Board.
The Board shall have discretion to allow a period of time to elapse between the date on which a Director is first appointed to serve on the Board and the appointment of that Director to a Committee, in particular to give the new Director time to assimilate, to understand how the Company operates and the issues facing its business, or to complete any training programs.
Members of each Committee shall serve on that Committee for a period concurrent with their term of office as Director, and may be reappointed at the time of their reappointment as a Director.
The Board may summarily remove any member of a Committee without having to give reasons.
Committees shall avoid having any member who holds cross-directorships within the meaning of the AFEP-MEDEF code.
Quorum and majority
Committee meetings may take place with members physically present or participating via video-conference and/or tele-conference links that enable a list of participants to be established and enable the members to discuss and arrive at recommendations, conclusions and observations.
Committees may only deliberate validly if at least half of their members participate in the meeting. Members may participate in Committee meetings via video-conference or tele- conference links that enable them to be identified and effectively participate in the meeting. No member of a Committee may be represented thereon by another person.

Proposals made by Committees shall be decided on a simple majority. In the event of a tied vote, the Chairman of the Committee shall have a casting vote.
Committee meetings
Committee meetings shall be called by the Chairman of the Committee whenever he or she sees fit. Other than the Audit Committee, which shall meet at least four times a year, Committees shall meet at least twice a year.

The Chairman of each Committee shall designate a secretary, who may or may not be chosen from among its members. Committee deliberations shall be recorded in minutes validated by its Chairman and the secretary or another Committee member, and shall be sent to Committee members by any means of communication.

B.    Specific provisions
i.    Audit Committee
Composition of the Audit Committee
The Committee shall have at least three members, appointed by the Board from among the Directors.
At least two-thirds of its members shall be independent Directors and no executive Officer may sit on the Committee.
The members of the Committee must be competent in financial or accounting matters. At least one member must qualify as a financial expert within the meaning of U.S. securities legislation and of French legislation.
On appointment to the Audit Committee, members shall be provided with specific information about the accounting, financial and operational characteristics of the Company.
When the Governance and CSR Committee proposes the appointment or reappointment of the Chairman of the Audit Committee, such proposal must be specifically examined by the Board.
Remit of the Audit Committee
The principal remit of the Audit Committee shall be to monitor matters relating to the preparation and audit of accounting, financial and extra-financial information. Without prejudice to the powers of the Board of Directors, the Committee shall inter alia be responsible for monitoring:
•    the process of preparing the annual and half-year financial statements, and financial information more generally. The Committee shall formulate any recommendations to ensure the integrity thereof, and assesses the validity of elective treatments used for significant transactions;
•the process of preparing the sustainability information, including in the electronic reporting format as required by law, and the         implementation process to determine which information to be disclosed herein. The Committee shall formulate any recommendations to ensure the integrity thereof;
•the implementation and effectiveness of internal control and risk management systems, and if appropriate of internal audit as regards procedures for preparing and processing accounting, financial and sustainability information, including in electronic reporting format, but without undermining the independence of internal audit;
•the statutory auditing and certification of the sustainability information.
The role of the Committee shall be not so much to examine the financial statements and the extra-financial information in detail but to monitor the process of preparing them.
The Audit Committee must obtain assurance that the Chief Executive Officer has sufficient resources to identify and manage the risks, and in particular risks of an economic, financial and legal nature, to which the Company and its subsidiaries are exposed in the course of routine and exceptional transactions.
In addition, the Committee shall:
•    direct the selection process for the statutory auditors, submit the results of this process to the Board of Directors, and issue a recommendation concerning the statutory auditors proposed for appointment by the Shareholders’ General Meeting. It shall supervise any call for tenders, and approve the terms of reference and the panel of firms invited to tender;
•    be informed every year of the fees paid to the statutory auditors of the Company, and be provided with their attestation of independence;
•    monitor the independence of the providers performing the statutory audit and certification of the sustainability information, and examine with them any risks to such independence and protective measures to mitigate those risks. The Committee shall obtain assurance that such providers comply with the legal and regulatory requirements relating to independence. In particular, the Committee shall monitor compliance with rotation requirements;

•    approve in advance any request to the statutory auditors to provide services that are ancillary or directly complementary to the audit of the financial statements and rule on requests to/from the statutory auditors to supply services other than audit of the financial statements, in compliance with the relevant laws;
•    examine risk exposures and significant off balance sheet commitments, assess the materiality of deficiencies or weaknesses reported to it and, where appropriate, inform the Board thereof;
•    examine the scope of consolidation and, if applicable, the reasons for an entity’s inclusion or exclusion from that scope;
•    obtain assurance that the Company’s internal audit function has sufficient resources to fulfill its remit;
•    obtain assurance that the Company’s accounting policies are relevant, consistent and reliable, and examine any changes in those policies;
•    ensure that internal whistle-blowing procedures relating to accounting, internal accounting controls and audit are in place and applied;
•    oversee compliance with ethical standards within the Company and in its dealings with third parties;
•    ensure that independent Directors receive no compensation other than attendance fees. The Committee shall be kept informed of projects and/or significant financial decisions.
The Committee shall be kept informed of projects and/or significant financial decisions.

The Committee shall report regularly to the Board of Directors. Such reports shall cover fulfillment of the Committee’s remit, outcomes of the statutory audit engagement, how that engagement contributed to the integrity of financial information, and the role played by the Committee in that process. The Committee shall inform the Board immediately of any difficulties encountered.
Organization of the work of the Audit Committee
On appointment to the Audit Committee, members must be provided with information about the accounting, financial and operational characteristics of the Company.
In furtherance of its remit, the Committee shall have access to all documents and interview the statutory auditors and the officers responsible for finance, accounting, and treasury management. It shall be possible for such interviews to take place without the Chief Executive Officer being present if the Committee sees fit. The Committee may also visit or interview managers of operational entities in furtherance of its remit, having given prior notice to the Chairman of the Board and to the Chief Executive Officer.
The Committee shall interview the person responsible for internal audit and give its opinion on the organization of the internal audit function. The Committee shall be notified of the internal audit program and shall be sent internal audit reports or a periodic summary of such reports.
Sufficient time shall be allowed for the financial statements to be examined. The examination of the financial statements by the Audit Committee shall be accompanied by a presentation by the statutory auditors highlighting key issues raised by the statutory audit (including audit adjustments and significant internal control weaknesses identified during the audit) and the elective accounting treatments adopted. It shall also be accompanied by a presentation by the Chief Financial Officer describing the Company’s exposure to risks and significant off balance sheet commitments.
For assignments relating to the sustainability information, the Audit Committee organizes its activities in conjunction with the Appointments, Governance and CSR Committee.

ii.    Compensation Committee
Composition of the Compensation Committee
The Committee shall have at least three members, appointed by the Board from among the Directors.
A majority of its members shall be independent Directors, and no executive Officer may sit on the Committee. The Committee shall be chaired by an independent Director. The Board may also decide to appoint a Director representing employees to sit on this Committee.
Remit of the Compensation Committee
The remit of the Committee shall be to:
•    make recommendations and proposals to the Board allowing the latter to define the Company Officers' compensation policy, which includes compensation, pension and welfare plans, top-up pension plans, benefits in kind, miscellaneous pecuniary benefits, and awards of restricted or performance shares or stock options to the executive officers of Sanofi (it being stipulated that when the Committee’s report on those topics is presented, the Board shall deliberate without the executive officers present);
•    define the methods used to set the variable portion of the compensation of the Chairman and the Chief Executive Officer, and check that those methods are applied;
•    formulate general policy on the granting of restricted and performance shares and stock options, and determine the frequency of grants for each category of grantee;
•    issue recommendations on the Directors' compensation policy (total amount of attendance fees and how those fees are to be allocated between Directors);
•    consider ethical issues that the Board, the Chairman or the Audit Committee may decide to refer to it;
•    examine human resources policy, especially as regards industrial relations, recruitment, diversity, talent management, pay equality and building staff loyalty;
•    advise the Chief Executive Officer on the compensation of key senior executives.
The Compensation Committee shall also assist in the preparation of the sections of the annual report dealing with the Company Officers' compensation policy and compensation report. The Committee shall also check that the amount of fixed, variable and exceptional compensation paid or awarded to the Company Officers in respect of the previous financial year is consistent with the policy approved by the shareholders.
The Committee shall also be kept informed of the compensation policy in place for the principal executive managers who are not Company Officers. On such occasions, the Committee shall meet with the executive Officers present.

iii.    Appointments, Governance and CSR Committee
Composition of the Appointments, Governance and CSR Committee
The Committee shall not include any executive Officer and shall include a majority of independent Directors. The Chief Executive Officer shall take part in the work of the Appointments, Governance and CSR Committee. In the event that the offices of Chairman of the Board and Chief Executive Officer are separated, the non-executive Chairman may be a member of the Committee.
Remit of the Appointments, Governance and CSR Committee
The remit of the Committee shall be to:
•    assess and recommend suitable candidates to the Board of Directors for appointment as Directors taking into account the target balance of the composition of the Board and its Committees in light of the composition of and changes in the Company’s shareholder base, the skills and expertise needed for the Board to fulfill its remit, and the gender balance of the Board;
•    assess and make recommendations to the Board of Directors as necessary regarding the reappointment of individuals whose terms of office are due to expire, in particular those of the Chairman and Chief Executive Officer;
•    propose methods for evaluating the operating procedures of the Board of Directors and its Committees, and monitor the application of those methods;
•    determine whether each Director qualifies as being independent, both on initial appointment and annually prior to publication of the annual report, and report its conclusions to the Board of Directors. The Board may at its discretion set independence criteria with reference to those set forth in the AFEP-MEDEF Code;
•    establish corporate governance rules for the Company and monitor application of those rules;
•    consider ethical issues that the Board, the Chairman or the Audit Committee may decide to refer to it;
•    ensure that there is adequate succession planning for the Company’s executive bodies, in particular through the establishment of a succession plan for the Company Officers so that replacement solutions may be proposed to the Board in the event of unplanned vacancies;
•    establish a procedure for the selection of future independent Directors and carry out research on potential candidates prior to any contact with them;
•    debate the skills and/or financial expertise of Directors nominated to the Audit Committee and report its conclusions to the Board of Directors;

•    examine and monitor the Company’s commitments and policy orientations in terms of social, environmental and societal responsibility (collectively referred to as Corporate Social Responsibility or “CSR”) and the extent to which they meet stakeholder expectations, and more generally ensure that CSR issues are taken into account in developing and implementing corporate strategy;
•ensures that on climate-related issues the Group’s strategy is accompanied by precise objectives defined for different time frames, and reviews annually the results achieved. The Committee may review the presentation to the shareholders’ meeting of the climate strategy;

•    examine draft reports by the Company on governance (including the sections dealing with the diversity policy applied to members of the Board) and CSR matters (especially the sustainability information), and more generally ensure that all information required by applicable legislation on such matters is prepared;
•    ensure that regular exchanges take place with shareholders on corporate governance and CSR issues and determine how such exchanges take place, while making sure that the principles of equal treatment of all shareholders and the collegiate nature of the Board are not undermined; and
•    identify and discuss emerging trends in governance and CSR, and ensure that the Company is preparing as well as possible to deal with those trends in light of issues specific to its operations and objectives; and
•where applicable, participates in the determination, in conjunction with the Compensation Committee, of the extra-financial criteria included in the Company’s remuneration policies.

iv.    Strategy Committee
Composition of the Strategy Committee
The Committee shall consist of at least three Directors, including the Chairman of the Board of Directors and the Chief Executive Officer. It shall be chaired by the Chairman of the Board of Directors unless that office is combined with that of Chief Executive Officer.
It shall be chaired by the Chairman of the Board of Directors unless that office is combined with that of Chief Executive Officer.

The Chairman of the Committee may invite some or all Directors who are not members of the Committee to attend meetings at which strategic development priorities and initiatives are discussed with the Chief Executive Officer and senior executives.
Remit of the Strategy Committee
The Committee’s remit shall be to identify, investigate, propose, support, assess and monitor strategic development priorities and initiatives relating to the Company and its operations. It may address any significant question relating to such matters.
It shall brief the Board of Directors on issues of major strategic interest, such as:
•    external growth opportunities;
•    divestment opportunities;
•    development priorities;
•    financial and stock market strategies, and compliance with key financial ratios;
•    determining the appropriate level of diversification;
•    strategic alliances and major corporate actions outside the Company’s declared strategy;
•    and more generally, any course of action judged essential to the Company’s future.

v.    Scientific Committee
Composition of the Scientific Committee
The Committee shall have at least three members, appointed by the Board from among the Directors. At least two of those members must be judged by the Appointments, Governance and CSR Committee to have scientific expertise and in-depth knowledge of issued related to R&D. The Committee shall be chaired by an independent Director.

The Chairman of the Committee may invite Directors who are not members of the Committee – and more generally any person he or she sees fit, whether or not employed by the Company – to attend Committee meetings in order to present a dossier or provide explanations to inform the Committee’s deliberations.
Remit of the Scientific Committee
The principal remit of the Committee shall be to assist the Board in setting strategic orientations in the field of Research and Development. It may address any significant question relating to such matters.
More specifically, the Committee shall be responsible for:
•    assisting the Board in scrutinizing strategic orientations, in particular the quality and competitiveness of R&D programs, and investments proposed by the Chief Executive Officer in that area;
•    identifying and discussing emerging trends in science and technology, and ensuring that Sanofi is preparing for them as effectively as possible;
•    obtaining assurance that processes are in place to enable optimal decision-making on investments in R&D, consistent with the strategy determined by the Board; and
•    reviewing and evaluating the quality of Sanofi’s scientific expertise, and advising the Board accordingly.

VII – Amendment of the Board Charter
The Charter may be amended by a Board decision approved by a majority of the Directors present or represented at that Board meeting, except that provisions of the Charter that replicate certain provisions of the Articles of Association may only be amended insofar as the corresponding provisions of the Articles of Association have been previously amended by an Extraordinary General Meeting of the Company’s Shareholders.
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